Exhibit 10.12

Promissory Note and

Forgivable Loan,

Stock Pledge Agreement

$300,000	Date: September 29, 2010

This Forgivable Loan, Promissory Note and Stock Pledge Agreement (the “Note”) sets forth the terms and conditions of the forgivable loan to be made to Felix M. Villamil (the “Executive”) by EVERTEC, Inc. (“EVERTEC”) and, subject to the terms set forth in this Note, payable by the Executive to EVERTEC.

PAYMENT TO EXECUTIVE. As soon as administratively practicable following the Closing Date (within the meaning of the Agreement and Plan of Merger, dated June 30, 2010, as amended, among (i) Popular, Inc., (ii) AP Carib Holdings, Ltd., (iii) Carib Acquisition, Inc., and (iv) EVERTEC), EVERTEC shall make a loan to the Executive in the principal sum of $300,000 (the “Principal Amount”), provided that the Executive is still a full-time employee of EVERTEC as of such payment date. The Principal Amount and interest on the Principal Amount due under the Note shall be forgiven or shall be subject to repayment, in each case as set forth in this Note.

Interest Rate. Interest shall accrue at the “Prime Rate” (defined as the rate of interest announced from time to time by Citibank, N.A. in New York, as its base rate or “prime rate” of interest on loans to responsible and substantial commercial borrowers) as in effect as of the Closing Date, compounded semi-annually during the term of this Note. Notwithstanding the foregoing, if the Executive defaults in the timely payment of any portion of the Principal Amount or any interest thereon or any other amount which is due and payable to EVERTEC pursuant to the terms of this Note, whether by acceleration or otherwise, the Executive shall pay interest thereon, to the extent permitted by law, from the date in which the acceleration becomes effective, at an interest rate equal to the Prime Rate plus two percent (2%) compounded monthly.

Forgiveness of Outstanding Amount. Subject to the provisions of this Note, EVERTEC shall forgive all amounts (including the Principal Amount and interest thereon) under the Note in twelve (12) substantially equal bi-weekly installments (on Executive’s regular payroll dates) commencing on the payroll date for the first full payroll cycle commencing immediately following the Closing Date, provided, that on each such payroll date, the Executive has, at all times since the date of this Note, remained in the full-time employ of EVERTEC.

Notwithstanding the foregoing provisions of this Note, EVERTEC shall also forgive any outstanding Principal Amount and any interest thereon upon the date of termination of employment if the Executive’s employment is terminated by EVERTEC other than for “Cause” or is terminated by the Executive for “Good Reason” or is terminated due to the Executive’s death or “Disability” (each, as defined under the Executive’s employment agreement with EVERTEC, dated September 29, 2010 (“Employment Agreement”)). If Executive shall terminate his employment other than for Good Reason, or if EVERTEC terminates the Executive’s employment for Cause, no remaining part of the Principal Amount or interest thereon that is due under this Note shall be forgiven and the payment of the amounts due under this Note shall be accelerated as described below.

In addition, in the event that, in the sole determination of EVERTEC, (i) the existence of this Note would at any time be in violation of applicable law, rule or regulation or (ii) EVERTEC takes or intends to take any action that would cause or would likely cause this Note to be in violation of applicable law, rule or regulation, EVERTEC shall forgive any remaining outstanding Principal Amount and any interest thereon in a lump sum immediately prior to the date of any such violation by giving notice to the Executive in the manner contemplated by Section 9(g) of the Employment Agreement, provided that, at the time of such forgiveness, the Executive is still a full-time employee of EVERTEC and is in good standing.

Acceleration. This Note shall immediately become due and payable without presentment, demand, protest, notice of default or other notice of any kind, which the Executive hereby expressly waives, in the event that the Executive’s employment with EVERTEC is terminated, (i) by the Executive other than for Good Reason, or (ii) by EVERTEC for Cause.

Stock Pledge. The Executive hereby assigns and pledges as security for the payment of this Note, the number of non-voting restricted stock of Carib Holdings, Inc. (the “Restricted Stock”) granted by Carib Holding, Inc. to the Executive as of the Closing Date to the extent that such Restricted Stock shall vest during the term of this Note. The Executive’s payment obligations hereunder shall be secured by a pledge of such vested Restricted Stock. The Executive hereby grants a first priority security interest in, and pledges, the vested Restricted Stock and all proceeds thereon (the pledged vested Restricted Stock, together with the property described in the next paragraph of this Note, and all proceeds of the foregoing, being referred to as the “Pledged Collateral”) to the Executive to secure the satisfaction by the Executive of all of his obligations to EVERTEC under this Note. This pledge shall be governed by all applicable provisions of, and EVERTEC shall have all rights and remedies with respect to the Pledged Collateral of a secured party under, the Commercial Transactions Act of the Commonwealth of Puerto Rico. The Executive agrees to deliver to EVERTEC the share certificate or instruments or other documents representing or evidencing the Restricted Stock accompanied by stock powers, as applicable, duly executed in blank or other instruments of transfer as reasonably satisfactory to EVERTEC and by such other instruments and documents as EVERTEC may from time to time reasonably request. The Executive agrees that he will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of EVERTEC or (ii) create or permit the existence of any lien upon or with respect to any of the Pledged Collateral, except for the security interest granted hereby. Notwithstanding the foregoing, the Executive shall be entitled to arrange with EVERTEC for a sale by the Executive of the Pledged Collateral, free of the security interest granted hereby, provided that (A) such sale is permitted pursuant to the restricted stock agreement between the Executive and EVERTEC that covers the Pledged Collateral and (B) the Executive directs that the proceeds of such sale first be used to satisfy his obligations pursuant to the second paragraph of this Note and makes such additional agreements to satisfy such obligations in full as may be required by EVERTEC.

In the event that, during the term of this Note, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of EVERTEC, then EVERTEC shall have a security interest in all securities (whether shares of stock or other securities) issued to or acquired by the Executive by reason of such event, and such securities shall become part of the Pledged Collateral.

The Executive hereby acknowledges that EVERTEC’s right to recover amounts payable hereunder shall not be limited to the Pledged Collateral and that EVERTEC shall have full recourse against any other assets of the Executive. If for any reason the Executive fails to pay the full amount due hereunder, the Executive’s maximum personal liability shall be an amount equal to 100% of the unpaid Principal Amount, together with accrued interest thereon.

Payments and Withholding Taxes. To provide for the payment of the Federal employment and Puerto Rico income and employment taxes required to be withheld from the Executive at the time any installment due under this Note may be forgiven (“Withholding Taxes”), the Executive agrees to pay to EVERTEC and the Executive authorizes EVERTEC to deduct and withhold from the compensation otherwise due to the Executive on the payroll date that each installment due under the Note is forgiven, the Withholding Taxes due upon the forgiveness of such installment. EVERTEC shall notify the Executive of the amount of Withholding Taxes and the amount of each payment to be so deducted. If on the date any installment of Principal Amount and interest thereon due under the Note is to be forgiven the amount theretofore forgiven by (or deducted from) Executive to EVERTEC is less than the amount of Withholding Taxes due with respect to the amount forgiven, Executive shall promptly pay any deficiency to EVERTEC, and if the amount paid is in excess of the amount of Withholding Taxes due, EVERTEC shall promptly pay such excess to Executive.

The payment to EVERTEC by Executive of any Withholding Taxes on account shall not obligate EVERTEC to forgive all or any part of the Principal Amount or interest thereon on any installment date unless and until all of the conditions to the forgiveness of any Principal Amount and interest due under the Note are satisfied in full.

In order to reflect the forgiven amounts in the Executive’s Puerto Rico W-2 statement for a calendar year, EVERTEC will affect the year to date balances. Since there are Withholding Taxes related to the compensation, the Executive agrees to reimburse, at year-end, EVERTEC for any additional amounts required for withholding taxes and any additional withholding amounts required to be deducted by the Payroll Department, such as Medicare.

Arbitration Clause. EVERTEC and the Executive agree that, further to this Note and any employment agreement between EVERTEC and the Executive, any controversy, dispute or claim arising out of, or relating to this Note, or as a result of any section interpretation thereof, shall be submitted to binding arbitration in accordance with the provisions of Section 9 of the Employment Agreement.

Not an Employment Contract. The Executive expressly acknowledges that this Note is not an employment contract or an agreement to employ the Executive for a specified period of time or a promise of continued employment with EVERTEC for any period whatsoever.

Waivers. No failure by EVERTEC to exercise any right, no partial exercise and no delay in exercising any such right (including without limitation acceptance by EVERTEC of any late payment or other default), or any other course of dealing between the Executive and EVERTEC, shall constitute a waiver by EVERTEC of its right to exercise any of its options or any of its rights hereunder at any time.

Assignment. This Note may be assigned by EVERTEC, and the benefits and obligations thereof shall inure to EVERTEC’s successors and assigns. To the extent this Note is assigned, all references to EVERTEC herein shall be deemed to be a reference to such assignee.

Terms and Modifications. This Note contains all the terms of the agreement between the parties hereto relating to the subject matter hereof and may not be modified except by a writing signed by the party to be bound thereby.

Invalid Provisions. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Note shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom. Any provision of this Note that is inapplicable to an employee as a result of the fact that said employee’s position with EVERTEC is in a non-production capacity shall not affect the balance of the Note.

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico but without regard to the choice of law principles thereof.

Headings. The headings contained in this Note are inserted for convenience only and shall not affect the meaning or interpretation of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed this Note as of the date and year first above written.

Date:		/s/ Félix M. Villamil
	September 29, 2010	Félix M. Villamil

/s/ Luis O. Abreu		PO Box 364527
	Luis O. Abreu	San Juan, PR 00936-4527
EVERTEC, Inc.

AFFIDAVIT NO. 1,109

Subscribed to before me by Félix M. Villamil, of legal age, married and resident of San Juan, Puerto Rico, as President of EVERTEC, Inc. and Luis O. Abreu, of legal age, married and resident of San Juan, Puerto Rico, as Chief Financial Officer of EVERTEC, Inc., whom are personally known to me.

In San Juan, Puerto Rico, on this 29th day of September, 2010.

/s/ Luisa Wert Serrano
NOTARY PUBLIC

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